Exhibit (a)(5)(A)

Crane Co. Commences Tender Offer to Acquire All Outstanding Shares of CIRCOR for $45 per share in Cash

•	Tender offer reaffirms Crane Co.’s strong commitment to completing the acquisition of CIRCOR

•	All cash offer provides shareholders certain value versus reliance on a continuing history of underperformance and missed targets

•

Offer price represents a 47% premium over the undisturbed market close on May 20, 2019, and 31% and 51% premiums over the three- and six-month undisturbed volume weighted average share prices, respectively

•	Crane Co. continues to prefer a negotiated transaction with CIRCOR’s Board of Directors

Stamford, Conn. – Crane Co. (NYSE: CR), a diversified manufacturer of highly engineered industrial products, today commenced a cash tender offer to acquire all of the outstanding shares of CIRCOR International, Inc. (NYSE: CIR) (“CIRCOR”) for $45 per share, a 47% premium over the undisturbed market close on May 20, 2019, prior to Crane making its proposal to acquire CIRCOR public. The offer represents 31% and 51% premiums over the three- and six-month undisturbed volume weighted average share prices, respectively. This reflects an enterprise value of approximately $1.7 billion at a multiple of approximately 13.5x the last 12-month adjusted EBITDA.

The offer and withdrawal rights are scheduled to expire at 5:00 p.m., New York City time, on July 16, 2019, unless the offer is extended.

The offer is not conditioned on financing. Wells Fargo Bank, National Association has provided Crane Co. with a commitment for the funding required to consummate the tender offer.

Max Mitchell, Crane Co. President and Chief Executive Officer said, “We are commencing this cash tender offer to provide CIRCOR shareholders a mechanism to show their support for our offer by tendering their shares. We call on CIRCOR shareholders to act now on this opportunity and we call on the CIRCOR Board to honor its fiduciary responsibilities and allow the shareholders it represents to receive the highly attractive premium we are offering.”

Mr. Mitchell continued: “Our June 4 letter to the CIRCOR Board again seeking engagement on our proposal while indicating a willingness to understand any justifications for adjusting our proposal has gone unanswered. Continuing a pattern of disregard for its shareholders, CIRCOR’s only response was to issue a vague public statement that it would provide an update ‘soon’ on its financial outlook and supposed business transformation. We note again that, to date, the company has not provided any substantive response to our proposal or rationale for how it can generate value in any reasonable period of time that is comparable to our all-cash offer today. We remind CIRCOR shareholders, as detailed in our May 21 presentation on our proposal, that over the last several years, the company has produced multiple sets of financial targets that it has consistently missed or discarded.”

“This cash tender offer provides CIRCOR shareholders the opportunity to send a clear message to the CIRCOR Board. CIRCOR shareholders have endured five years of underperformance and a series of value-destroying capital allocation decisions by current management. Shareholders should demand that the CIRCOR Board give proper consideration to Crane’s all-cash proposal which is at a substantial premium.”

Any questions or requests for the Offer to Purchase or other materials related to the tender offer may be directed to Innisfree M&A Incorporated, 212-750-5833.

Advisors

Wells Fargo Securities is acting as financial advisor and Skadden, Arps, Slate, Meagher & Flom LLP as legal advisor to Crane.

About Crane Co.

Crane Co. is a diversified manufacturer of highly engineered industrial products. Founded in 1855, Crane Co. provides products and solutions to customers in the chemicals, oil & gas, power, automated payment solutions, banknote design and production and aerospace & defense markets, along with a wide range of general industrial and consumer related end markets. The Company has four business segments: Fluid Handling, Payment & Merchandising Technologies, Aerospace & Electronics and Engineered Materials. Crane Co. has approximately 12,000 employees in the Americas, Europe, the Middle East, Asia and Australia. Crane Co. is traded on the New York Stock Exchange (NYSE:CR). For more information, visit www.craneco.com.

Forward-Looking Statements – Disclaimer

This press release may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current beliefs, expectations, plans, assumptions and objectives regarding the future financial performance of Crane Co. (the “Company”) and CIRCOR International, Inc. (“CIRCOR”) and are subject to significant risks and uncertainties. Such risks and uncertainties include, but are not limited to, risks related to the expected timing and likelihood of completion of a potential transaction between the Company and CIRCOR, including the risk that the potential transaction may not occur, and the risk that any announcements relating to the potential transaction could have adverse effects on the market price of the Company’s or CIRCOR’s common stock. Any discussions contained in this presentation, except to the extent that they contain historical facts, are forward-looking and accordingly involve estimates, assumptions, judgments and uncertainties. There are a number of factors that could cause actual results or outcomes to differ materially from those addressed in these forward-looking statements. Such factors are detailed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, CIRCOR’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and subsequent reports filed with the Securities and Exchange Commission (the “SEC”), and will be found in the definitive proxy statement that will be filed with the SEC by CIRCOR if a negotiated transaction is agreed to. Such reports are available on the SEC’s website ( www.sec.gov ). The Company does not undertake to update any forward-looking statements.

Additional Information and Where to Find It

This press release shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The tender offer is being made pursuant to a tender offer statement on Schedule TO (including the Offer to Purchase, the related Letter of Transmittal and other offer materials) filed by the Company and its subsidiary, CR Acquisition Company, with the SEC on June 17, 2019, which will be amended as necessary. INVESTORS ARE URGED TO READ THESE AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE TENDER OFFER. Investors may obtain the tender offer statement on Schedule TO, as well as other filings containing information about the Company and CIRCOR, free of charge, from the SEC’s Web site (www.sec.gov). Investors may also obtain the Company’s SEC filings in connection with the transaction, free of charge, from the Company’s Web site (www.craneco.com). The Offer to Purchase, the related Letter of Transmittal and other offer materials may also be obtained for free by contacting the Information Agent for the tender offer, Innisfree M&A Incorporated at (888) 750-5834 (toll-free for stockholders) or (212) 750-5833 (collect for banks and brokers).

This press release shall not constitute a solicitation of a proxy from any stockholder. This communication relates only to a proposal that the Company has made for a business combination with CIRCOR. In furtherance of the acquisition proposal, and subject to future developments, the Company and CIRCOR may file additional relevant materials with the SEC, including that CIRCOR may file a preliminary proxy statement on Schedule 14A if a negotiated transaction is agreed to. Following the filing of the definitive proxy statement with the SEC (if and when available), CIRCOR will mail the definitive proxy statement and a proxy card to each stockholder entitled to vote at the special meeting relating to the proposed transaction. INVESTORS ARE URGED TO READ THE PROXY STATEMENT AND OTHER RELEVANT MATERIALS FILED WITH THE SEC IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors may obtain the proxy statement, as well as other filings containing information about the Company and CIRCOR, free of charge, from the SEC’s Web site (www.sec.gov). Investors may also obtain the Company’s SEC filings in connection with the transaction, free of charge, from the Company’s Web site (www.craneco.com).

Investor Contacts:

Jason D. Feldman

Director, Investor Relations

203-363-7329

superiorvalue@craneco.com

www.craneco.com

Scott Winter / Larry Miller / Gabrielle Wolf

Innisfree M&A Incorporated

212-750-5833

Media Contacts:

Tom Davies / Molly Morse

Kekst CNC

212-521-4873 / 212-521-4826

Tom.davies@kekstcnc.com /

Molly.morse@kekstcnc.com